As filed with the Securities and Exchange Commission on November 30, 2022

Registration No. 333-254728
Registration No. 333-122476
Registration No. 333-112082

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT No. 1 to Form S-3 Registration No. 333-254728
POST-EFFECTIVE AMENDMENT No. 1 to Form S-3 Registration No. 333-122476
POST-EFFECTIVE AMENDMENT No. 1 to Form S-3 Registration No. 333-112082

SYMBOLIC LOGIC, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

84-1010843

(IRS Employer Identification No.)

9800 Pyramid Court, Suite 400
Englewood, Colorado 80112
United States of America

(Address of principal executive offices)

Igor Volshteyn
Chief Executive Officer
Symbolic Logic, Inc.
9800 Pyramid Court, Suite 400
Englewood, Colorado 80112
United States of America
+1 (303) 802-1000

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Robert S. Matlin
David A. Bartz
K&L Gates LLP
599 Lexington Avenue
New York, NY 10022
(212) 536-3900

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”), filed by Symbolic Logic, Inc. (formerly known as Evolving Systems, Inc. ( the “Company”)) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-254728, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 25, 2021, registering the offer and sale of up to $100,000,000 in the aggregate of the Company’s securities;
•	Registration Statement No. 333-122476, filed with the SEC on February 2, 2005, which was subsequently amended by Pre-Effective Amendment No. 1 to Form S-3 and Pre -Effective Amendment No. 2 to Form S-3, which were filed with the SEC on June 30, 2005 and August 24, 2005, respectively, registering the offer and sale of up to 2,899,998 shares of the Company’s common stock;
•	Registration Statement No. 333-112082, filed with the SEC on January 22, 2004, registering the offer and sale of up to 380,747 shares of the Company’s common stock;

This Post-Effective Amendment No. 1 is being filed by the Company, as part of its plan to improve its cost structure and increase stockholder value by ceasing to be a reporting company under the Securities Exchange Act of 1934, as amended, in order to (i) terminate all offerings under the Registration Statements and (ii) withdraw and deregister any and all of the securities registered for issuance on the Registration Statements but remaining unsold as of the date hereof.

The Company hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of the offerings, hereby removes from registration any and all of such securities registered and remaining unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado on November 30, 2022.

SYMBOLIC LOGIC, INC.

By:	/s/ Igor Volshteyn
Igor Volshteyn Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.